THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
CSC - Q1 2015 Computer Sciences Corp Earnings Call

EVENT DATE/TIME: AUGUST 07, 2014 / 09:00PM GMT

OVERVIEW:
Co. reported 1Q15 revenues of $3.2b, income from continuing operations of $159m and EPS from continuing operations of $1.03. Expects FY15 total revenue to be flat-to-slightly up and EPS from continuing operations to be $4.35-4.55.

CORPORATE PARTICIPANTS
George Price CSC - Director of IR
Mike Lawrie CSC - CEO
Paul Saleh CSC - CFO

CONFERENCE CALL PARTICIPANTS
David Grossman Stifel Nicolaus - Analyst
Ashwin Shirvaikar Citigroup - Analyst
Ashish Sabadra Deutsche Bank - Analyst
James Friedman Susquehanna Financial Group - Analyst
Moshe Katri Cowen and Company - Analyst
Brian Essex Morgan Stanley - Analyst
Rick Eskelsen Wells Fargo Securities - Analyst
Tien-tsin Huang JPMorgan Chase & Co. - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the CSC first-quarter 2015 earnings conference call. Today's call is being recorded. for opening remarks and introductions I would like to turn the call over to Mr. George Price. Please go ahead, sir.

George Price - CSC - Director of IR

Great. Thank you, operator, and good afternoon to everyone.

I'm pleased you've joined us for CSC's first-quarter 2015 earnings call and webcast. Our speakers on today's call will be Mike Lawrie, our Chief Executive Officer, and Paul Saleh, our Chief Financial Officer. As usual, the call is being webcast at www.CSC.com/investorrelations, and we have posted some slides to our website, which will accompany our discussion today.

On slide 2, you'll see that certain comments we make on the call will be forward-looking. These statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those expressed on the call. A discussion of these risks and uncertainties is included on our Form 10-K, Form 10-Q, and other SEC filings.

Slide 3 informs our participants that CSC's presentation includes certain non-GAAP financial measures, which we believe will provide useful information to our investors. In accordance with SEC rules, we have provided a reconciliation of these measures to their respective and most directly comparable GAAP measures. These reconciliations can be found in the tables included in today's earnings release, as well as in our supplemental slides. Both documents are available on the investor relations section of our website.

Slide 4 makes our participants aware of two important changes in our results presentation this quarter. First, CSC adopted a new mark-to-market pension accounting policy, which recognizes actuarial gains and losses on the fair value of pension assets each year. Paul will discuss this change in more detail.

Second, CSC changed its inter-company accounting policy. Inter-company transactions are now treated as cost transfers and not as inter-company revenue. Finally, I'd like to remind our listeners that CSC assumes no obligation to update the information presented on the call, except of course, as required by law. And now I'd like to introduce CSC's CEO, Mike Lawrie.

Mike Lawrie - CSC - CEO

Okay. Thank you. Good afternoon, good evening, everyone.

As usual, thank you for your interest in CSC, and as is my practice, I've got four or five key messages here that I will cover with you, and then develop in a little more detail, and then Paul will go through the numbers, and then as usual, we will open it up to any questions that you might have.

So let me start here with the key messages. One, the first-quarter results were generally consistent with our expectations for the start to our FY15 year. EPS from continuing operations were $1.03. This did benefit from a lower tax rate.

Our commercial business performed in line with our expectations. Revenue was up 1% year-over-year on a GAAP basis, and down 1% in constant currency, and did include the benefit of a few extra days in the quarter. Our commercial bookings were solid, with a 1.1 book-to-bill.

The third message here is our NPS business continues to perform well in the current environment. Revenue was up sequentially. The year-over-year revenue decline moderated, and the operating margin was significantly higher, both sequentially and year-over-year. Bookings, however, continue to reflect the uncertain budget environment, and in many cases, delayed decision making.

The fourth key message that I will get into in a little more detail in a minute is that we continue to position CSC for future growth by investing in new offerings and partnerships with leading technology companies, most recently our announcement this afternoon with IBM. And we are seeing some early positive signs from these investments, which we expect will help drive revenue growth and profit improvement, as we progress through FY15.

Finally, we are maintaining our targets for the fiscal year, with EPS trending towards the high end of our range of $4.35 to $4.55. We continue to target commercial revenue to grow modestly, and for NPS revenue to be down in the mid-single digits, which would translate into total revenue, would be flat to slightly up. We also continue to expect to generate free cash flow of around $700 million, and we will continue to return capital to shareholders in the form of dividends and share buybacks.

So let me just go into one level deeper here on those key messages. As I said, our first-quarter EPS from continuing operations was $1.03, which benefited from a lower tax rate. Last year, we reported EPS from continuing operations of $0.93 before the change in our pension accounting policy, which Paul will cover in a little greater detail, in a few moments. Our operating margin was 9.4%, with NPS operating margin of 14.8%, and a commercial operating margin of 8.1%.

Now in our commercial business, Global Business Services' operating margin was 9.9%, reflecting the ongoing reposition of our consulting business, as well as other businesses that we -- investments that we're making in that business.

Global Infrastructure Services, or GIS, the operating margin was 6.3%, and the GIS margins were impacted by planned investments in next-generation offerings, our strategic partnerships, as well as a few contract restructurings in the quarter. We continue to believe these actions will position CSC for improved growth and profitability over time.

We generated $70 million in free cash flow in the first quarter, which was driven by better working capital management.

As I said, our commercial business performed in line with expectations. Commercial revenue of $2.2 billion was up 1% year-over-year on a GAAP basis, and down 1% in constant currency.

GBS revenue of $1.1 billion was up 3% on a year-over-year on a GAAP basis and up 1% in constant currency. Our IS&S business, which is essentially our software business within GBS was up 10% on a year-over-year on a GAAP basis, and up 7% on constant currency, with particular strength in banking and in healthcare. And most notably, the UK National Health Service, NHS, is performing well, and we recently won a new contract with North Bristol NHS Trust, and this was the first trust to select Lorenzo in an open procurement, and the first one in the South England region.

Our applications revenue was up 1% year-over-year on a GAAP basis, and down 1% in constant currency. Consulting was down 10% year-over-year on a GAAP basis and down 12% in constant currency, as we continue to reposition this business to a technology consulting model. We're hiring new consultants, and building new practice areas, such as Workday and salesforce.com, which, unfortunately, takes some time. Our repositioning effort has also, in all candor, been hampered by some execution issues, and we recently made an executive change in the leadership of that business unit.

GIS revenue of $1.1 billion was down 1% year-over-year on a GAAP basis, and down 3% in constant currency. This revenue performance reflects several factors that we discussed before, including contract restructurings, timing around the operationalizing of our strategic partnerships, and price downs and contract completions.

Now, partially offsetting these trends is growth from our next-generation offerings in the quarter. Our commercial cloud revenue was up 55% year-over-year in constant currency. Our commercial cyber revenue grew 21% year-over-year in constant currency.

Our commercial bookings of $2.4 billion were up 15% year-on-year for a book to bill of 1.1 versus 1.0 a year ago. GBS bookings of $1.2 billion, a book to bill of 1.1 were unchanged year-over-year. The GIS bookings were also $1.2 billion, but they were up 39% year-over-year, and the book to bill was 1.1, an improvement from 0.8 last year, and it's worth noting that 75% of the GIS bookings in the quarter were for new work.

Our next-generation offerings again showed very healthy bookings. Our cloud book to bill was 2.2. Our commercial cyber was 1.2, and big data was 1.7, and nearly 90% of our next-generation bookings in the quarter were for new work, versus around 70% in the year-ago period. So overall, our commercial business continues to participate in the broader industry trend of smaller deal sizes.

Deals under $50 million were up 13% year-over-year and about three-quarters of these bookings were for new work, and we also won two contracts in the quarter that were valued at more than $100 million each, and these two also represented new work for the Company.

We're also encouraged by the growth in the qualified pipeline, especially in our next-generation offerings such as cyber, cloud, and applications.

Now turning to the NPS business, NPS revenue was $1.018 billion in the first quarter. That was down 3% year-over-year, and up modestly on a sequential basis. The NPS operating margin of 14.8% reflects continued cost takeout and favorable contract performance. We do, however, expect that the NPS operating margin will moderate, as we go through the remainder of the fiscal year.

NPS bookings were $300 million, representing a book to bill of 0.3. This was down from 0.6 a year ago. As you know, these awards are notoriously lumpy, and also reflect some continued uncertainty in the federal budget environment. However, our submitted proposals awaiting awards increased by $1 billion year-on-year to $3.5 billion, which gives us some cautious optimism that we could see some modest improvement in demand later this year.

Our NPS pipeline is up over 40% year-over-year, and 30% sequentially at quarter-end. This includes a pipeline of more than $1 billion of next-generation services. Excluding the large Department of Defense healthcare management system modernization opportunity, the NPS pipeline was still up over 20% year-over-year.

We continue -- the management team continues to take actions to prepare the NPS business, in the event that the spending environment does not improve.

Turning to positioning CSC for future growth by investing in new offerings, we continue to position the Company to take advantage of the shift in the marketplace. Clients are clearly seeking to modernize their applications and orchestrate workloads across multiple cloud environments, which are much more agile and cost-effective, and CSC is well-positioned to benefit from this market shift. We are a leader in hybrid cloud solutions, and we've partnered with many of the leading cloud providers, including Amazon, Microsoft and VMware.

Today, we announced the expanded alliance with IBM to integrate IBM's SoftLayer with CSC's ServiceMesh Agility Platform. IBM plans to offer the Agility Platform to its clients, and CSC will offer BlueMix, IBM's open application environment.

We're also continuing to operationalize our partnerships. We're working with HCL to build not only a world-class application modernization delivery network, but we've identified over $500 million in potential opportunities, which we are jointly pursuing.

We've partnered with AT&T to transition our network management and create the foundation for a hybrid cloud environment, and together, we have built a pipeline of new business opportunities that now exceed $2 billion. As a matter of fact, today, we were awarded our first win of $150 million.

CSC is also making significant investments to help reignite our revenue engine and bring to market our next-generation services offerings. For example, we continue to invest in upgrading our sales force, and we're increasing the amount of business that we are bidding on. So we were very cautious about this last year, we're beginning to increase the number of opportunities we're bidding on. In the quarter, our sales spending increased significantly year-over-year, with more than $4 million for higher bid and proposal spending.

In our cloud business, we're investing in the next version of our industry-leading private cloud offering, BizCloud, and we continue to integrate our ServiceMesh Agility Platform with our cloud partners, Amazon, Microsoft, VMware, and now IBM. During the quarter, a major commercial bank selected CSC to assist with the company's transition to a hybrid cloud infrastructure, which includes both BizCloud and ServiceMesh, and I think this is a terrific example of the early stages of traction around that strategy. We're also investing in MyWorkStyle, a new virtual desktop offering, and during the first quarter, CSC signed a $300 million contract with a large insurance company to deploy a highly secure virtual desktop solution to well over 100,000 of their employees globally.

We're also investing in cyber, and we've expanded our portfolio of next-generation cyber security offerings. CSC was recently recognized as a leader in worldwide managed security services by IDC, and we're adding to our capabilities with the recent acquisition of a privately-held cyber systems engineering and software development services company, that will be primarily focused in our NPS business.

Another positive sign is the growth in our commercial pipeline, which is up over 6%, and truthfully, what we now need to see is these investments beginning to pay off in the second half of the year, including converting our pipeline to bookings, and to revenue.

While we're still fairly early in this market shift to next-generation IT services, we're very encouraged by some of these early signs that we're seeing, with the results that we are posting today.

Just to wrap up here before I turn it over to Paul, I want to update on our targets for our FY15.

We are targeting modest commercial revenue growth and mid-single digit declines in our federal business, which equates to total revenue being flat to slightly up. We expect our cost takeout to ramp up over the course of the year, and we expect to benefit from greater efficiencies in our G&A functions, improvements from our supply chain management, better contract management, increased utilization of our low-cost delivery centers, we have talked about it before, and productivity gains from our investments in automation.

At the same time, we're continuing to reinvest in next-generation offerings, our HR and financial systems, restructuring, as well as customer-committed savings. We'll continue to target a net pre-tax benefit of approximately $100 million from our cost takeout and reinvestments, which is reflected in our EPS targets.

Following our first-quarter results we're maintaining our EPS range of $4.35 to $4.55, although we are trending towards the upper end of that range. We're also maintaining our free cash flow target, of around $700 million.

We continue to return capital to our shareholders. During the quarter CSC returned $177 million in cash to shareholders, consisting of $29 million in dividends and $148 million in share repurchases. We also raised our quarterly dividend during the quarter by 15% to $0.23 a share.

So with that, I will turn it over for a little more detail and comment from Paul, and then we'll come back and respond to any questions that you might have. Paul?

Paul Saleh - CSC - CFO

Thank you, Mike, and good evening, everyone.

Before discussing our first quarter, I'd like to point out three items that are reflected in the results.

First, during the quarter, CSC adopted a new mark-to-market pension accounting policy, which recognizes actuarial gains, and losses on the fair value of pension assets each year. Previously, these gains and losses were amortized over the life expectancy of plan participants. Other elements of our pension expense do not change, and continue to flow through our income statement.

The benefits of the new pension accounting policy are greater transparency in the operating results, increased comparability with our peers, and greater flexibility in managing our pension liabilities, such as facilitating lump sum settlements.

The impact of this accounting change was a $21 million pre-tax benefit in the quarter, which we reinvested in the business, as previously planned. And the impact was a $23 million pre-tax benefit in the prior year. Our pension funding requirements, our cash flow, and pension benefits are not affected by the new policy change.

Second, as part of our new financial system transformation, CSC changed its inter-company accounting. Inter-company transactions are now treated as cost transfers, and not as inter-company revenue.

We've recast our financial statements for the year-ago period to reflect the new pension and the inter-company policies.

Lastly, our first quarter included an extra week when compared with the prior year. This occurs every five years, given the Company's fiscal year convention. The revenue impact of the extra week consists of two components. There's a $39 million amount, which represents the amortization of fixed fee contracts, and that is coming primarily from our GIS business. This amount will normalize in subsequent quarters, and will have no impact on our fiscal year.

There is a variable component for revenue, which is influenced by several factors, such as business mix, timing of vacations, and number of holidays in the period. This variable revenue component is very difficult to estimate, and could range from a very low number to $80 million in the quarter. But in any case, the amount will be immaterial to our full-year results.

Let me turn to our first quarter results. Revenue for the quarter was $3.2 billion, relatively flat on a GAAP basis, and down 1.9% in constant currency. Operating income in the quarter was $304 million. Operating margin was 9.4%, down about 80 basis points year-over-year.

Earnings before interest and taxes was $248 million, and EBIT margin was 7.7%, compared with 8.3% in the prior year. Income from continuing operations was $159 million in the quarter. EPS from continuing operations was $1.03, and included a benefit of $0.08 year-over-year from a lower tax rate. In the prior year, we reported EPS of $0.93, prior to the change in pension accounting policy.

Bookings in the quarter were $2.7 billion, compared with $2.8 billion in the prior year.

Let's look at our segment results.

Global Business Services accounted for 34% of total Company revenue in the quarter. GBS revenue was $1.088 billion, up 3.2% on a GAAP basis, and up 0.9% year-over-year in constant currency.

Our Industry Software and Solutions business increased by 10% on a GAAP basis, and 7% in constant currency, led by banking and healthcare. Applications business revenue was up 1% on a GAAP basis and down a percent in constant currency. Our consulting business was down 10% on a GAAP basis, and 12% in constant currency, primarily due to the repositioning of the business, as we previously discussed. We expect the actions we're taking in our consulting business to yield improved results as the year progresses.

The GBS operating income was $108 million in the quarter. Operating margin was 9.9%, reflecting incremental investments in sales and next-generation offerings. We also experienced higher costs on a couple of projects. GBS bookings were $1.2 billion, and the book to bill was 1.1 times for the quarter, relatively unchanged from the prior year.

As we turn to our Global Infrastructure Services, this segment represented 35% of total revenue in the quarter. Our GIS revenue was $1.1 billion in the quarter, down 1.4% on a GAAP basis, and down 3% year-over-year in constant currency. GIS revenue was impacted by price downs, the restructuring of a few contracts, and contract completions.

Our commercial cloud and cyber business continued to show strong year-over-year growth, with cloud revenue up 55% year-over-year, and cyber up 21% year-over-year.

GIS operating income was $71 million in the quarter. The operating margin for GIS was 6.3%, reflecting investments in next-generation offerings of cloud, cyber, MyWorkStyle and Storage-as-a-Service.

We're also investing to operationalize our strategic partnerships with key partners like AT&T, Amazon, Microsoft and VMware. We're also incurring up-front costs related to the movement of workloads to lower-cost geographies. The benefit of our ongoing cost takeout activities and the benefit from the sale of an intangible asset helped to partially offset these investments. Bookings were $1.2 billion in the quarter, up 39% year-over-year, for a book to bill of 1.1 times.

Our North American public sector business accounted for 31% of total revenue in the quarter. Revenue was about $1.02 billion in the quarter, a decline of 3.3% year-over-year. The NPS operating income was $151 million in the quarter, with operating margin of 14.8%, up from a year-ago period on better contract performance. We expect the NPS margins to moderate over the coming quarters, as we pass along cost savings to customers who are on cost-plus contracts. The NPS bookings were $300 million in the quarter, for a book to bill of 0.3 times.

Let's turn to other financial highlights.

Our tax rate was 25.7% in the quarter, reflecting our global mix of income, and a favorable tax outcome in a foreign jurisdiction. For the remaining quarters of the year, we're still targeting a 32% tax rate, but we are cautiously optimistic that our tax planning activities may allow us to achieve a lower effective tax rate.

Free cash flow was $70 million for the quarter on better working capital management, and we ended the quarter with $2.4 billion in cash.

CapEx including capital leases was $203 million or 6.3% of revenue for the quarter, versus $220 million or 6.8% of revenue in the prior year.

In the quarter, we continue to return more capital to shareholders. We repurchased 2.4 million shares for approximately $148 million, at an average price of $62 per share. We also paid $29 million in dividends, and in total, we returned $177 million of capital to our shareholders, or about 110% of our income from continuing operations.

Turning now to the cost takeout and reinvestment activities in the quarter, we realized approximately $105 million of cost reductions this quarter, when compared to last year's results, before pension adjustments. Our cost savings came from greater efficiencies in G&A functions, improved supply chain management, and continued real estate optimization. Our reinvestment totaled $100 million in the quarter.

We continue to make investment in next-generation offerings, in addition to investments to increase our sales capacity, operationalize our strategic partnership and implement new HR and financial systems. As you know, we're also investing in customer-committed savings and in restructuring and support of our workforce rebalancing initiatives. For the full year, we continue to target cost savings of $450 million to $500 million, an investment of $350 million to $400 million.

In summary, our Q1 results were in line with our expectations. For the full year, we continue to target modest commercial revenue growth and a mid-single digit decline in NPS. Our total revenue target for CSC is flat to slightly up for the full year. We're targeting EPS from continuing operations to be in the range of $4.35 to $4.55, although we're trending to the high end of that range, and our free cash flow target for FY15 remains at $700 million. And with that, I'll turn the call back over to the operator for our Q&A session.
QUESTION AND ANSWER

Operator

(Operator Instructions)

And we'll take our first question from David Grossman with Stifel Financial.

David Grossman - Stifel Nicolaus - Analyst

I'm wondering if we could just look at the federal business just for a minute, and talk a little bit about your optimism at the back half of the year. I know, Mike, you said the same thing three months ago, and I'm just wondering, based on what you've seen over the last three months, whether you're equally as optimistic that we could see a return to better contract activity and awards in the back half of the year, or based on what you've seen the last three months, or perhaps you're a little more pessimistic than you were three months ago?

Mike Lawrie - CSC - CEO

I would say it's about the same. As I said, what we are seeing is an increase of business that we have bid on that is awaiting award. What we are hearing, and again this is more just noise in the channel right now is that this -- we're getting to the end of the government's fiscal year, and there is some talk that some of these awards may be made late in the fiscal year, meaning end of September, potentially early October. So we are hearing some of that, and the proof point there is an increase in the number of awards that are awaiting final decision.

I don't see any substantial change in the overall environment, as we go forward. We are bidding on some very large deals like this Department of Defense Healthcare Modernization. That's not going to play out probably this fiscal year, but we're seeing some additions to some of the contracts, contract negotiations. So that's what gives us some modest hope that there may be a little bit improvement in the spending environment.

If I had to call it right now, I think it would be pretty much the same. We are making a big effort to just put a lot of unsolicited bids on the table, and we do think that is helping us get a little more share of what is out there. And again I think that showed up this quarter with a moderating of the year-on-year decline around 3% and a modest sequential improvement. We'll have to see now what happens this quarter, and then into the subsequent quarters.

David Grossman - Stifel Nicolaus - Analyst

Got it. Thanks for that. And then just going back to the consulting business, can you help us better understand how much of a drag that is, in terms of the overall growth rate of the GBS unit?

Mike Lawrie - CSC - CEO

It's a big drag, to be honest with you, and I have got to be honest with you, and as I have said before, we've been repositioning this business, but some of this was just flat out poor execution on our part. I have made a management change there, a leadership change there. I think the business is showing some signs, but consulting down 10% is a drag on overall revenue growth of the Company, but certainly is a big impact on GBS.

Operator

(Operator Instructions)

Up next, we'll take Ashwin Shirvaikar from Citi.

Ashwin Shirvaikar - Citigroup - Analyst

I guess, a couple of housekeeping things to get out of the way first. One is, if you could give me the organic growth rate, and also on the pension change, I missed whether there was a cash flow impact.

Mike Lawrie - CSC - CEO

Yes. I'll let Paul respond to that.

Paul Saleh - CSC - CFO

On the organic growth rate, the rates that we gave you are basically reflective of the actual growth. We mentioned the benefit of the extra few days in the quarter, but the only thing we can point to is in the GIS business, which was about $39 million in fixed revenue fees. The rest of it is very speculative, in terms of understanding exactly what is the contribution for those extra days. As far as the impact on cash flow for the pension, there was none.

Ashwin Shirvaikar - Citigroup - Analyst

On organic, I meant any impact from past acquisitions.

Paul Saleh - CSC - CFO

Minimal. There's none in the quarter. In fact, there was more stated on a more comparable basis.

Ashwin Shirvaikar - Citigroup - Analyst

Got it. One question I just have is, you have signed some really interesting alliances here, you have the one with IBM today, you have one with HCL, so on and so forth. I continue to be curious as to how the go-to-market works with these kinds of (multiple speakers) plans.

Mike Lawrie - CSC - CEO

It's a very good question. So I'm going to give you an example of a deal we're involved in right now. I can't obviously put the name of the client out there, but we are bidding a very large deal that involves infrastructure transition to cloud, and application modernization - both key enterprise line of business applications - as well as other applications, and we are bidding with SAP, we're bidding with Amazon, and we are bidding with HCL. The way we've done this, the go-to-market is we've actually come together as one team. So we're actually sitting in a room, in the country where we're doing this work, we've sat together as a bid and proposal team for the last two months, and we are working as one team. So we are -- when I approve the pricing, it's myself, in some cases the other CEOs who are approving the pricing. We are going to -- we've architected the solution together, so our solution architects and engineers, their solution architects and engineers, all working as one team.

As a matter of fact, when we do the orals, which is part of a big deal like this where you have to present it, we're presenting it as one team, and the customer is actually beginning to see us work as one team. I don't want to make this sound like it's a simple thing to do, because you have to learn to work with sometimes competitors in other situations, but we're learning how to do that. The client is seeing the benefits of that, and the overwhelming benefit -- I just talked to one of their top executives last week -- is that they are getting the best, the best solution the industry has to offer, as opposed to having to suboptimize around one vendor.

We're seeing this play out now in multiple engagements. We're beginning to get some really good traction. I mentioned today, we had a big win with AT&T in one of our network deals. Again, that was something that we priced together and we teamed together. So operationally that's how it works.

It's interesting when the CEOs get together and agree to do this stuff, but what's really important is, how does it play out at the point of contact with the client. And that's -- when I talk about operationalizing these partnerships, that's what I mean. And as you get some successes, you then share those successes on a global basis, and that's what begins to get the momentum behind the partnerships.

Ashwin Shirvaikar - Citigroup - Analyst

Got it. And so if in that particular situation you were to win, and say, Amazon is providing its AWS services, you're coming in with ServiceMesh. You each get paid for your component?

Mike Lawrie - CSC - CEO

Correct. That's exactly right.

Ashwin Shirvaikar - Citigroup - Analyst

All right. Okay. Thank you.

Mike Lawrie - CSC - CEO

And I tell you just, this fall, we're really encouraged by this. It is a completely different strategy than a lot of other players. We think that this is one of the key differentiators that we have to offer our clients. And by and large, they see it as a differentiation, but you must operationalize it and you must come together as one team in front of the customer, and that's the process that we're in the middle of, as we speak.

Ashwin Shirvaikar - Citigroup - Analyst

Got it, yes.

Operator

Up next we'll take Bryan Keane with Deutsche Bank.

Ashish Sabadra - Deutsche Bank - Analyst

This is Ashish Sabadra calling on behalf of Bryan Keane. A quick question on NPS. NPS saw some pretty good sequential improvement from last quarter, but despite that, you've kept your guidance of mid-single digit decline, and I was wondering is that because of the soft bookings, or was that any one-time revenue benefit that you received in the quarter, and so how should we think about the growth going forward through the rest of the year? Specific -- (multiple speakers)

Mike Lawrie - CSC - CEO

That's a good question. Every quarter -- and Paul, you can answer this, but every quarter, as you know, we have contract completions and we true-up some of those contracts. And when we do better than what we planned, we recognize that at the time. We did have some of that in the first quarter.

The bookings were very low, I mean, $300 million is low, and that declined from year-over-year. Now again, I don't get too excited about that in one quarter, because of the notoriously lumpy attainment of bookings. But until I see a little more sustainable strength and buying in that market, I'm reluctant to change that outlook, and I just don't see it right now. So we're giving it our best call.

Now we are doing a little better on some of our cost takeout, as Paul talked about, so on, so forth, and that's what gives us a little more confidence in the trending to the high end of our EPS, but I just don't see it yet, in terms of revenue growth, and that's why we've landed where we've landed.

Ashish Sabadra - Deutsche Bank - Analyst

Okay. That makes sense. And then quickly on the GBS margins, I believe on the last call, you mentioned you could deliver more like 14% to 15% EBIT margins for the full year. Now, you also highlighted some of the missed execution on the consulting side, and I don't know if that weighed on the margins for GBS, but I was just wondering, does that change the expectations for margins for GBS for the full year? And just in terms of the consulting, when do you expect the turnaround?

Mike Lawrie - CSC - CEO

Again, very good question. No, I'm not changing the outlook on the margins there. I will say that there certainly would be some downward pressure, given the performance in the first quarter, but I don't, at this point in time see a reason to adjust those margins down, as we go through the year.

The consulting business should begin to show some improvement this quarter. We thought we were going to see it frankly in the first quarter, and that's when I talked about some missed execution, that's what I'm referring to. And we expect to clean up some of those execution issues. Our second quarter, which is summer in North America, is usually a tough quarter for consulting because of all the vacations and loss of billable time. But notwithstanding that, to be candid, I was surprised that business declined 10%. We weren't expecting it to decline 10%. It was a drag on the overall Company's performance. It was certainly a drag on GBS, and we're expecting to see some improvement in the second quarter, and then the strengthening as we get into the second half.

Ashish Sabadra - Deutsche Bank - Analyst

That's great. Thanks for the color. That's it for me.

Operator

Thank you. Up next, we'll take James Friedman with Susquehanna.

James Friedman - Susquehanna Financial Group - Analyst

I had two questions. I'll just ask them up front. Mike, you had mentioned with regard to the utilization of your offshore facilities, and I was wondering if you could give us a progress report in that regard? And even if you have a metric, that might be helpful.

And then with regard to the free cash flow, Paul, you had mentioned that you had a reduction in CapEx as a percentage, I think went to the low 6's, CapEx as a percentage of revenue. Where should we anticipate that could travel over the course of the year? Thank you.

Mike Lawrie - CSC - CEO

I'll respond first. In the first quarter, we concluded what we called Delivery Excellence 2 in six accounts. And when I say Delivery Excellence, we're going account by account, where we work with the client on moving more work and workload to our lower-cost centers around the world.

And in those six accounts, we saw several very important metrics. One, we saw a reduction in overall tickets, we saw an improvement in time to respond, and we saw a significant improvement in our ability to move workload to low-cost centers. So, for example, we reduced in those accounts about 500 jobs that we could move to the low-cost centers, and I just reviewed those results about two or three weeks ago, and we've made the decision now to implement that program in another 40 to 50 accounts.

The other thing and this was the most important thing to me is, we did a quick survey - we call a pulse survey - with the customers, that we saw customer satisfaction improve, and we saw, believe it or not, our own internal, meaning our own employee satisfaction increased dramatically, as a result of doing this. It's going to take a little longer to do this. So six accounts, we piloted it. We love the results.

Now we're go implement it in 40, as a matter of fact this morning, I just cut the videotape to launch this around the world, with the different teams that we're working with. And although 40 may sound like a lot there's still -- I wish we could do all 200, to tell you the truth, but we're doing this account by account, so that we don't take people or jobs out that would impact one, either our service delivery capability, or customer satisfaction. But we are pretty clear after this trial of six accounts that we are getting better service delivery at a lower cost. So that gives you a little color on what we are doing there. We're encouraged by that progress.

Paul Saleh - CSC - CFO

I think on the free cash flow, it reflects right now a CapEx in the $850 million to lower.

Mike Lawrie - CSC - CEO

850 for the year?

Paul Saleh - CSC - CFO

For the year, yes.

James Friedman - Susquehanna Financial Group - Analyst

Got it. Thank you very much.

Operator

Up next, we'll take Moshe Katri with Cowen.

Moshe Katri - Cowen and Company - Analyst

Paul, can you give us some color on what sort of dilution you had during the quarter from ServiceMesh?

Paul Saleh - CSC - CFO

I think in total, I would say the investment that we are doing in cloud in general was about a $20 million drag on our profitability.

Moshe Katri - Cowen and Company - Analyst

Okay. So that included the impact of I mean the --

Paul Saleh - CSC - CFO

Yes.

Moshe Katri - Cowen and Company - Analyst

Of the D&A from ServiceMesh, right?

Paul Saleh - CSC - CFO

Correct.

Moshe Katri - Cowen and Company - Analyst

And then you spoke a bit about the NHS. Is that a profitable contract right now? As I remember, it was operating at break-even levels.

Mike Lawrie - CSC - CEO

Yes. NHS is, and we don't talk about this too much, but it is remarkable, and I give the team, the industry team that runs this, just enormous credit. I mean, this thing was costing us millions, and we're now making money at NHS, and we've taken I think -- correct me, I don't have it on the tip of my tongue -- but another four or five trusts live, and we are making money on those trusts. We are making money.

And the significance of what we talked about today is that when we renegotiated the contract, we gave up our exclusivity with the regions that we had been awarded by NHS. In exchange for that, we asked for the right to compete throughout the UK. And this Bristol NHS Trust, which is a large trust, was taken away from a competitor. This is our first major win outside of that region, where we had been given some preferential treatment. When I mean preferential treatment, NHS subsidized the cost of the system. So this one, we won straight up, no subsidy from NHS, just won on the merits.

The project hasn't started yet. It was just awarded, but our anticipation is yes, we can make money at it, because we have now delivered the Lorenzo product suites. They're up, they're running, they're working, and there's very little additional development work that needs to be done for these new trusts that we are bidding on, and winning. So it's quite a turnaround in NHS. Even the press in the UK has actually turned a positive around some of these things, which in and of itself is remarkable.

Moshe Katri - Cowen and Company - Analyst

Okay. So when you say make money, are we talking about optimal profitability? Can we get some color in terms of, what the profitability we can get to here?

Paul Saleh - CSC - CFO

Yes. We went from a loss to a high single digit to low double-digit margin.

Moshe Katri - Cowen and Company - Analyst

Okay. Which is very respectable. Okay, great. And then can you give us --

Mike Lawrie - CSC - CEO

By the way, one other thing, this healthcare business now, on a global basis, is growing. This was also a big drag in our performance a couple years ago, and this business is beginning to grow again, and we're beginning to bid now on other opportunities around the world.

Moshe Katri - Cowen and Company - Analyst

That's what I wanted to ask about.

Mike Lawrie - CSC - CEO

As we announced, we're partnering with Allscripts.

Moshe Katri - Cowen and Company - Analyst

I want to talk about the DHMSM contract. Can you give us some timeline in terms of potential awards, and when can we expect that?

Mike Lawrie - CSC - CEO

No, I really can't. I just don't know. I mean, it's an open procurement here. It's going to go through its normal cycle. I've got no idea, but I don't think it will be this year.

Moshe Katri - Cowen and Company - Analyst

Is that an ID/IQ contract?

Mike Lawrie - CSC - CEO

No. I don't think so. It may be. There is an incumbent now, and I'm not sure under what contract vehicle it's currently contracted under. We could get that information, I just don't know off the top of my head.

Moshe Katri - Cowen and Company - Analyst

And then last question, you spoke a bit about shifting some work, very preliminary phase of shifting some work to low-cost locations. And you mentioned six accounts. Is that a substantial part of the strategy down the road? Can you give us some more details on where this is going to go next year, or next few years?

Mike Lawrie - CSC - CEO

Yes. It's a very substantial part of our strategy. It's what we expect to be able to be the primary driver for improved margins in our GIS business, and we're also doing the same thing with NPS. I think you know, we announced two new centers in the United States, one in Louisiana, and one in Pittsburgh. And those two centers are not only for commercial work, but they're also for NPS work.

So we're combining that, and then consolidating some of our centers, for example, in the Washington area, and moving workload from here to those lower-cost centers. So they serve not only commercial, but NPS business as well, and then we've got our other centers in India and other places around the world. But it is a major, major part of our strategy of improving our margins across the board, and our infrastructure and application business.

Moshe Katri - Cowen and Company - Analyst

You said it brought down your delivery costs, especially in these six contracts. Can you quantify that?

Mike Lawrie - CSC - CEO

I can't off the top of my head, but it was -- I'm just going to hazard a guess here, probably a couple hundred basis points.

Moshe Katri - Cowen and Company - Analyst

Okay, great. Thanks.

Operator

Our next question will come from Brian Essex with Morgan Stanley.

Brian Essex - Morgan Stanley - Analyst

If I could just follow up to that last line of questioning, migration of workloads to lower-cost geographies, what is a typical pricing power in those scenarios, in terms of when you have a customer where you're moving their workload to a lower-cost geography, is there a pass through to the customer in terms of lower revenue, where you at least get some margin uplift, but it might hit the revenue line? What are the typical dynamics in the conversations with the customers?

Mike Lawrie - CSC - CEO

Good question. Typically, what we've done here, is we've restructured a lot of contracts, and in restructuring, we often gave workload back to the customer, so that resulted in less revenue, but higher profitability, and that's how we improved dramatically our margins in the GIS business, the last couple of years.

As we go forward, all these contracts have price takedowns assumed in them. Every year, X amount. What we had done in the past is we never really eliminated those jobs, or moved those jobs, or moved those workloads to lower-cost centers.

As a result of that, it was CSC that took it on the chin in terms of the margin. That was one of the primary reasons CSC's margins over a period of time declined in GIS, is we did not take those costs out by moving them to lower-cost centers. That depressed our margins. So a major part of our strategy is to be able to absorb those pricedowns without suffering margin degradation, because we are moving that workload to lower-cost centers.

Now to put this in context, the industry had made this move years ago, I mean 10 years ago, I mean, Accenture, IBM, they made this move 10 years ago. CSC did not make that move, and as a result, we have a lower percentage of our workload is done in these offshore centers. I think when we started out, we were in the mid-20s, and I think now -- George, correct me -- I think we're in the mid to high 30s, but a long way to go. This should be 60% to 70% over the long haul.

So it's a major part of our strategy to continue to drive margin expansion, particularly in the GIS business.

And again, this isn't all about costs. It's also about better delivery and better service, better SLA performance, and just better support to our clients, which then has the net effect of allowing us to cross-sell into those accounts, which is another area that we're focused on, and is a major part of our improvement plans going forward. Does that, Brian, answer the question?

Brian Essex - Morgan Stanley - Analyst

Yes, very helpful. And on that point of SLA, does that selling point allow you to go into a customer mid-contract and renegotiate or is it typically contract renewal that's the catalyst for negotiation?

Mike Lawrie - CSC - CEO

Usually a contract renewal is the catalyst for that. We, CSC, were the catalyst in a lot of these accounts, because we were underwater in a lot of these accounts, so we went to the clients, and said we need to renegotiate this, and we're going to make this a win/win. In some cases we returned revenue back to be able to get higher margins. But going forward, we want to be able to manage that in a much more proactive basis, a much more business as usual, as we go forward.

But the big thing is, when you are delivering better SLA performance, when you are providing a better delivery service, you have an opportunity to cross-sell, and that is we're beginning to see. We're seeing that in cyber. So some of our GIS accounts, as we improve the SLAs and service delivery, we're then being invited to come in and talk about how to transition to cloud or talk about application modernization, or talk about cyber. So it opens the door to other things, when you are performing better. It's just very logical and very intuitive.

Brian Essex - Morgan Stanley - Analyst

Great. How far would you say along you are on that contract renegotiation process, or the ones that you identified that you feel as though aren't up to the level that you want them to be? What kind of progress have you gotten?

Mike Lawrie - CSC - CEO

We're really down to a handful now, a handful. When we started out, there was 40-plus. I think I mentioned this on our last earnings call. We're down to a handful, and I say a handful, four, five, six, something like that. We solved a couple more this quarter.

That does -- listen, that is one of the things that provides the downward pressure on revenue, is we are renegotiating these things. We're typically renegotiating at a lower revenue rate, but more profitability, but it's not like we have hundreds of these things in front of us. Most of that is done. As I said, we have a handful left to do. The big thing now is to take those accounts, where you're making minimal profit, and begin to proactively move some of this workload to low-cost centers, and then expanding the margin and maintaining the existing revenue. That's what this Delivery Excellence, or DEO 2 is all about.

Brian Essex - Morgan Stanley - Analyst

Got it. thank you.

Operator

Our next question will come from Rick Eskelsen from Wells Fargo.

Rick Eskelsen - Wells Fargo Securities - Analyst

To clarify on the EPS guidance, I think in the prior guidance, you mentioned that the share repurchase -- or the share count assumption was for it to be flat. Is that still the case?

Paul Saleh - CSC - CFO

It all depends on where the stock price goes, because what you have is, we continue to buy back shares, right? The two other offsetting aspects is the exercise of options. That would be one. The second one is the -- under the treasury method, is the dilution that gets created by more options getting into the money. So it's the treasury option, but we're continuing to buy back shares, and as you can see, continue to accelerate that process.

Rick Eskelsen - Wells Fargo Securities - Analyst

Thanks. And then the other one, Mike, you talked a lot about moving things offshore, or into low-cost delivery centers. You talked about some success on the NPS side, moving into Pittsburgh and Louisiana. Can you just talk a little bit more about how your clients are responding to that? I know in the past, it's been tougher with some of the particularly DC-based clients to want to move things out of a region that they could drive to, so just a little more detail on that.

Mike Lawrie - CSC - CEO

We're having a fair amount of success with that, particularly with Louisiana, because what we're doing in Louisiana is, we're hiring a lot of people there. We're hiring quite a bit of ex-military people that are coming back from deployments around the world. A lot of those people have some fantastic technical and IT skills, so we're adding quite a bit of resource there.

Some people are deciding to move to Louisiana. So they're actually moving from the Washington area to Louisiana. But obviously, if a client says gee, we don't want to do that, we don't force the issue, but there's plenty of clients that are more than willing to see the potential improvement in service delivery and other productivity gains, and are happy to help assist in that transfer to other locations. And in many cases they benefit because they get a lower cost, as well as improved service delivery.

Rick Eskelsen - Wells Fargo Securities - Analyst

Great. Thank you very much.

George Price - CSC - Director of IR

Operator, let's take our last call.

Operator

Okay. At this time, we will take our last question from Tien-tsin Huang.

Tien-tsin Huang - JPMorgan Chase & Co. - Analyst

Two quick ones. On NPS, the margins, obviously very high, you said it's going to moderate. Can you give us some sense on how quickly that might moderate, and to what level and what's driving exactly? I heard pricing, but I thought maybe with the low bookings, you'd have lower selling costs as well. Can you elaborate?

Paul Saleh - CSC - CFO

Yes. I think what happened is, as we mentioned, we pass along some of those cost savings to customers who are on cost-plus contracts. It's just the timing, it will start to show up next quarter. Our expectation would be obviously lower than these levels in terms of margins, and then it will continue to moderate from these levels, our expectation is to have something in the 10% some range in the margins for the full year.

Tien-tsin Huang - JPMorgan Chase & Co. - Analyst

Okay. That's helpful to know. And then just quickly on a followup, I know consulting was asked a bunch. Can you give us a little bit more on what the sales execution issues were? Was it simply hiring the wrong talent? I know it's very tough to stand up a new -- or change consulting, so just trying to understand how quickly this thing can be turned around. Thanks.

Mike Lawrie - CSC - CEO

I'll give you an example of what I call an execution issue. So we had an account, and again I'm not going to name accounts, that accounted for -- I don't know -- $10 million-plus in revenue, in consulting. And we had a service issue, or some other disagreement with the client. They asked us to resolve it, and they said listen, if you don't resolve it, then we're not going to do some additional consulting work with you in the quarter.

We didn't resolve it. It was clearly resolvable, but we didn't resolve it, and as a result, we didn't get some of that additional billings in the quarter. So that's an example of what I mean by execution issue. It has nothing to do with the skills, or the people, or the hiring. It has to do with how the business is managed. And that's why -- one of the reasons I wanted to call out some of those execution issues, because it's not just a matter of repositioning the business. Some of this is on us, and we're trying to address that by some changes in leadership.

Paul Saleh - CSC - CFO

I'd like to clarify one thing I said on the NPS margins. I said it's 10%. I think it will be by the end -- by the fourth quarter, so not the average for the whole year.

Mike Lawrie - CSC - CEO

It's going to play out very similar to the way it played out last year. We had higher margins the beginning of the year.

Tien-tsin Huang - JPMorgan Chase & Co. - Analyst

Right. So the exit at 10%. Thank you for the clarification.

Mike Lawrie - CSC - CEO

Okay. Well, thank you again for your interest, and we'll talk again soon. Thank you.

Operator

This concludes today's conference. Thank you for your participation.